UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 19, 2013

Cogent Communications Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31227	52-2337274
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1015 31st St. NW, Washington, District of Columbia		20007
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-295-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 19, 2013, Cogent Communications Group, Inc. (the "Company") completed an add-on offering of $65 million in aggregate principal amount of its 8.375% Senior Secured Notes due 2018 (the "Notes"), priced at 109.00% of par value. The net proceeds from the offering were approximately $69.9 million after deducting discounts and commissions and estimated offering expenses. The net proceeds from the offering are intended to be used for general corporate purposes, the buy back of the Company's convertible debt if the holders exercise their put, and/or repurchases of its common stock or senior convertible notes or special or recurring dividends to the Company’s stockholders. The Notes were issued by the Company and guaranteed by each of the Company’s domestic subsidiaries. Interest on the Notes are payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2014. The Notes accrue interest from August 15, 2013.

The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were sold in a private placement to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The Notes were issued pursuant to a first supplemental indenture, dated August 19, 2013 (the "Supplemental Indenture"), among the Company, the guarantors named therein and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent, to the indenture, dated January 26, 2011 (the "Indenture"), among the Company, the guarantors named therein and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent, pursuant to which the Company previously issued $175,000,000 aggregate principal amount of 8.375% Senior Secured Notes due 2018 (the "Existing Notes"). The Notes offered in this offering have substantially identical terms to the Existing Notes (other than the date of the initial issuance, the date from which interest will initially begin to accrue and the first interest payment date) and were issued under the same CUSIP numbers. The Notes constitute the same series of securities as the Existing Notes for purposes of the Indenture, and will vote together on all matters with such notes. The description of the terms of the Notes in this report is a summary and is qualified in its entirety by the terms of the Indenture as supplemented by the Supplemental Indenture, each of which is filed as an exhibit to this Form 8-K and incorporated into this Item 1.01 by reference.

In aggregate, the Notes are the Company’s senior secured obligations and are guaranteed on a senior basis by each of the Company’s domestic subsidiaries. The Notes will be effectively senior in right of payment to all of the Company’s and each guarantor’s senior unsecured obligations to the extent of the value of the collateral securing the Notes and the guarantees. The Notes will be equal in right of payment with the Company’s and each guarantor’s unsecured indebtedness that is not subordinated in right of payment to the Notes to the extent of any insufficiency in the collateral securing the Notes and the guarantees. The Notes will rank senior in right of payment to the Company’s and each guarantor’s future subordinated debt, if any; and will be structurally subordinated in right of payment to all indebtedness and other liabilities of any of the Company’s subsidiaries that are not guarantors, which will only consist of immaterial subsidiaries and foreign subsidiaries that do not guarantee other indebtedness of the Company. The Notes and related guarantees are secured by first-priority liens on substantially all of the assets of the Company and the guarantors (subject to certain permitted liens and exceptions).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No. Description

4.1 First Supplemental Indenture related to the 8.375% Senior Secured Notes due 2018, dated as of August 19, 2013, among Cogent Communications Group, Inc., the guarantors named therein and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent.

4.2 Indenture related to the 8.375% Senior Secured Notes, dated as of January 26, 2011, among Cogent Communications Group, Inc., the guarantors named therein and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent (filed as exhibit 4.1 to report on form 8-K dated February 1, 2011 and incorporated herein by reference).

4.3 Form of 8.375% Senior Secured Notes due 2018 (included as Exhibit A to Exhibit 4.2 hereto).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Group, Inc.

August 19, 2013	By:	/s/David Schaeffer

Name: David Schaeffer
Title: Chairman, President & Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

4.1	First Supplemental Indenture related to the 8.375% Senior Secured Notes due 2018, dated as of August 19, 2013, among Cogent Communications Group, Inc., the guarantors named therein and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent.